                                                                      EXHIBIT 23


                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-22284) of the 1987 Management Share Incentive Plan and the Registration Statement on Form S-8 (no 33-43696) of the 1990 Non-Employee Directors' Stock Option Plan of Mine Safety Appliances Company of our report dated February 18, 1998, appearing on page 13 of the 1997 Annual Report to Shareholders of Mine Safety Appliances Company, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page F-1 of this Form 10-K.



PRICE WATERHOUSE LLP

600 Grant Street
Pittsburgh, PA  15219
March 26, 1998